Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2015

April 21, 2015   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Mark A. Dwelle	RBC Capital Markets LLC
Jeff Schmidt	William Blair & Company, L.L.C.
Mike Zaremski	Balyasny Asset Management L.P.
Ken Billingsley	Compass Point Research & Trading LLC

RLI CORP.

Moderator: Aaron Jacoby

April 21, 2015

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. first-quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing the first-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company’s website at www.rlicorp.com.

I would now like to turn the conference over to RLI’s Vice President Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2015. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President Operations. I am going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then Mike and Craig will talk about operations and market conditions. Next, we will open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning. We were pleased to announce another solid quarter. Starting with our most important metric, we posted an 89.5 combined ratio in the quarter. By segment, our underwriters did an excellent job — casualty turning a 95 combined ratio, property achieved an 81 combined ratio, and surety an 85 combined ratio. Consistent with past performance, our underwriting results benefited from favorable development: $7.1 million in this quarter. You may recall this is the one quarter where we don’t in fact perform a full actuarial reserve study. While underwriting margins were excellent, on the premium side, growth continued to moderate.

As expected, the first quarter experienced the impact of the loss of our crop insurance relationship. Excluding the effect of crop, gross premium would have been up 1%. Serving our robust level of growth, but prudent given market conditions.

We were particularly pleased to see our surety segment turn in 5% growth, given its sub-90s combined ratio profile. At the other extreme, the property segment was down 17%, or 5% excluding crop. With an 81 combined ratio unaffected by reserve changes or catastrophe losses, the property segment performed well. Finally, the casualty segment came in with 2% top-line growth, as incrementally tougher conditions in our E&S products was offset by growth across several other products, including our still expanding professional services business. In general, given current market conditions, this quarter’s growth remained within our expectations of how our underwriters respond to challenging market conditions with a focus on underwriting profitability.

Turning to investments, investment income was essentially flat in the first quarter compared to the prior year, despite paying a $130 million special dividend at the end of 2014. Interest rates continue to provide little help here. However, our invested asset base was up slightly on positive operating cash flow in the quarter of $23 million. On a total return basis, we earned 1% in the quarter, driven by mark-to-market gains on our fixed-income portfolio. Additionally, Maui Jim continued to prosper. Its contribution to earnings was up 12% over last year.

In total, we achieved diluted operating earnings per share of $0.50 in the quarter and book value per share growth of 2%. Over the last four quarters, book value per share increased 17%, including dividends. Overall, a very good start to the year.

With that, I will turn the call over to Mike Stone. Mike?

Mike Stone:  Tom, thanks. And good morning, everybody. Another excellent quarter. Not as good as in the recent past, but still a combined ratio in the 80s. And in some ways, much better as the market continues to get more difficult. We are maintaining our underwriting discipline in the face of some aggressive competition. We do as we say we will do. Profit, underwriting profit, combined ratio under 100, drives our Company, our employees, and our underwriters. 89 combined ratio, while not indicative of halcyon days, not bad. Under these conditions, actually quite exemplary. Our written premium was essentially flat, considering the significant reduction in crop premium.

Now let me talk a little bit about what is transpiring in our markets. As Tom mentioned, casualty’s gross written premium was up 2%, with a combined ratio of 94.7. Overall, rates are basically flat.

Some areas are off on rates. For example, our general liability and commercial umbrella down a little bit less than 5% in rate. We have had good success and some growth in these products, which are our largest casualty products, but they are off some 8% in gross written premium in the quarter. Some products — again, example, transportation — still getting some rate. A little bit less than 5%, but competition has definitely reemerged in this space. Overall, casualty is still the bright spot.

Property. It is tough out there. You have heard all the pundits: alternate capital, pension funds, et cetera, were awash in capital, some of which is happy with less return than we demand. It is interesting times. No events of any real magnitude in the US in quite some time, though we had an overall combined ratio of 81.

We were off 17% gross written premium, as Tom indicated. $10 million of that — $10 million gross written premium, but $8 million of that was crop, which we were noticed on last year after Pro Ag was acquired. Frankly, very little profit in that business for us. In addition, our catastrophe business, DIC — that is quake and wind — off 9% and 6%, respectively, in gross written premium.

The market is very competitive. Rates off 10%-plus. But these areas benefited from reinsurance cost reductions and these savings were quickly translated to lower prices for our customers.

We have been in this space for many years — decades, with experienced underwriters, deep producer relationships, and world-class portfolio exposure management. We will be in this space when others run post-event.

Our marine business looks to have turned the corner, posting sub-100 combined ratio for the quarter. My kudos to the marine team. We continue to add product. For example, a couple of small homeowners programs, a builders risk program. Green shoots that should grow over the next few years, probably not enough to allow Jack to climb, but meaningful nonetheless.

Surety, gross per written premium was up 5%. Combined ratio 85. A good quarter. Surety has been a good story for us and we are seeing nice growth in most of our products. As I mentioned in prior quarters, considerable competition in this space, but we have a nice foothold, with great underwriters and superior producer relationships and outstanding technology.

So an excellent underwriting quarter. We have been through insurance markets hard and soft and in between. We have outperformed through all and we are well positioned and prepared to continue with dedicated, excellent product leaders, underwriters, and supporting cast. I like where we are with our underwriting leadership and product portfolio as we encounter a more competitive environment. Craig?

Craig Kliethermes:  Thanks, Mike, and good morning. I am going to provide a little more color, although maybe not as much color as Mike, on reinsurance pricing and loss trends. For the quarter, we did place a couple smaller treaties this quarter in our surety and smaller professional liability space, and as we have seen throughout the year, we continue to see risk-adjusted rate reductions and better terms and conditions. We made no material changes in our retentions. The continued reduction in our reinsurance cost gives us a little more room to compete in a market that seems to want to continue to give up rate.

On the price change front, we continue to get it where we need it. On the RV space and transportation and marine, we continue to see fairly significant middle single-digit rate increases. In the E&S space, particularly on the cat side, we are seeing rate reductions on the cat side close to double digits. Overall, for the quarter, casualty was slightly positive on the rate front and property was down about 5% rate reduction. Our renewal rate changes sometimes look a little muted as we walk away from underpriced business and new selection to maintain our underwriting margins.

On the loss trend front, we think it has been pretty stable overall. More favorable on our auto liability. A little better than we thought. We have seen a little hangover from the economic downturn in our contract surety business.

We believe lower reinsurance costs and benign loss cost trends continue to drive a very competitive market. Our underwriters will remain disciplined and act like the owners that they are. They will continue to grind it out in this market and differentiate us they have in the past.

Aaron Jacoby:  Thanks, Craig. We can now open the call up for questions.

Operator:  (Operator Instructions). Randy Binner, FBR Capital Markets.

Randy Binner:  I wanted to ask a question about the reserves. And thanks for the reminder — I think it was Tom who said that there was no formal actuarial review in the first quarter. I think, historically, there seems to be a smaller reserve release in the first quarter, and then it grows.

So the first part of the question is can you just remind us how that process works each year?

Craig Kliethermes:  We — the first quarter is pretty much a mechanical process. We look at kind of an actual versus expected, what losses we would expect to come in, and how they have actually come in relative to that. So we don’t really do a formal or full-blown reserve study for that quarter. That is really the only quarter that we don’t do a full reserve study. So next quarter — second quarter — and we always do it in one year — or one quarter in arrears. So next quarter, we will actually do a year-end reserve study for all of 2014. So, then we have that in addition to the actual versus expected.

Randy Binner:  Great. And then the follow-up there is — for casualty line, it is 2015 now. There is the period where we had kind of the financial crisis and recession. That is roughly the 2009 to 2011 accident years. And so if there was going to be a problem, it probably would have been in there. Those seem to have stabilized. And then 2012 and 2013, from our view, seem to have benign loss trends and pricing was higher at the same time. Any preliminary view you can help us with, especially kind of 2011, 2012, and 2013, how those are looking now that some time has passed?

Craig Kliethermes:  We have seen favorable development out of 2011, 2012, and 2013. And, frankly, we have seen favorable development out of most of the accident years. But we have realized favorable development over those years. I can’t really comment on them. I mean, we think we have realized and put into our numbers all the things that we can recognize to date. So that is what I can tell you.

Randy Binner:  Okay. But nothing — I guess, relative to your expectations, say, for medical costs, utilization, or other loss drivers, is your experience different in those years than it would have been in other years? Or is it similar for some — for RLI it would have been a little bit of a different question, because you have had such solid redundancies for a long time. Is there a deviation that is notable in those years from your initial expectation or is it similar to what you have seen in the past?

Craig Kliethermes:  It is similar to what we have seen in the past. The only difference is, I think, that on the adverse front, I think certainly there was a hangover impact from contract surety in those years. That is always on a delayed basis relative to the economic downturn. It takes some time to realize those losses. Not really realized losses in our numbers, but actually to have the losses materialize with our customers because you get a little financial problem, but that doesn’t necessarily trigger a claim. They have to actually go into default and that actually usually takes a couple years after the actual economic downturn.

Randy Binner:  Got you. And then just one other one, if I could. I think this would be for Mike. But you mentioned a lot of alternative competition, if you will, in the property area. Have you seen any of that come into your casualty book?

Mike Stone:  No, we really haven’t yet. I would suspect that it will in the not-too-distant future, but we really haven’t seen the impact of that. Obviously, the impact we have seen a bit is from Berkshire. They are a new specialty company that has been around for a couple years now. We are starting to see a bit of the impact from them. Mostly in the professional liability D&O space and some in the surety space. So there is plenty of competition out there, Randy. And there has been for a while. So we would expect that to continue and like I said, we have been through this before. We have got — we think we got the right products and the right people and we will be able to continue to outperform.

Randy Binner:  If casualty kind of picks up this alternative capital wave, which I am a believer that that will happen, do you think it will come from folks using a fronting relationship or as a sidecar or something I haven’t thought of? How does that kind of articulate itself, do you think, in the casualty market as we look forward?

Mike Stone:  Well, I think it — who knows? But I think the ways you mentioned probably are ways that they can enter. And certainly somebody supporting an MGA in some fashion or another. People underwriting on behalf of that capital. Certainly, we have talked to people about that.

So I would, probably not unlike what the Watford Re’s on the property side, you could see that coming at some point in time. I don’t think it is tomorrow. I think there is still things that need to be worked out and I don’t think they have worked them out yet. But we are an industry that is evolving and I am going to expect it to continue to evolve.

Randy Binner:  All right, that’s helpful. Thanks a lot.

Operator:  Meyer Shields, KBW.

Meyer Shields:  Jon, you mentioned — I think and I want to misinterpret this — that the savings from — savings on reinsurance you expect to basically use to compete. Is that going to have a measurable impact on combined ratios if we ignore all the external factors?

Mike Stone:  I’m sorry, Meyer. Exactly what was the question again?

Meyer Shields:  I’m sorry. Whether the plan to sort of deploy the savings from cheaper reinsurance into adopting a more competitive posture. Is that something that is likely to have an impact on reported combined ratios?

Mike Stone:  Well, it certainly has had some impact already, right? Obviously, if we hadn’t given up price, we would have better combined ratios. But again, it is the marketplace out there and obviously we don’t set the price. The market sets the price. All I am saying is we’ve benefited from the fact that we had reinsurance savings. The problem is those reinsurance savings quickly translate into customer savings and, frankly, that is what they should do at the end of the day. It is the ultimate customer that should be saving. We keep it for a little bit. And — but the market is pretty competitive right now in the cat space.

Meyer Shields:  Okay. And then two quick questions on marine, if I can. One, are you at the profitable levels that you target or is there still room there? And second, did the West Coast port strike have any impact on results in the quarter?

Mike Stone:  On the first question, we are not where we want to be. And so we are sub-100, but we are not sub-90. And I am not sure we get to sub-90. But if we get to low 90s, that would be great.

So we got a ways to go there. And certainly, the work stoppage had some impact on submission activity and opportunities, but not in our space that greatly.

Meyer Shields:  Okay. That does it. Thanks so much, guys.

Operator:  Mark Dwelle, RBC Capital Markets.

Mark Dwelle:  A couple questions. First one on numbers. Mike Stone, when you were discussing the casualty segment, you talked about general liability and commercial umbrella being down 5%. Was that rate or was that the premium volume that was down 5%?

Mike Stone:  Mark, that is rate. So a little less than 5%, actually. Yes.

Mark Dwelle:  Okay.

Mike Stone:  So order of magnitude, just a little less than 5% for the quarter. For those two combined.

Mark Dwelle:  Okay. Second numbers question, just were there any losses in the quarter that you are classifying as catastrophe losses or just everything was attritional this quarter?

Tom Brown:  Cats were nominal.

Mark Dwelle:  Okay. Next question related to the transportation book. You had commented that the rate improvement there, I think, was 4% to 5%. It was one of the lines that was continuing to hold up. Can you talk about that from the standpoint of — first, which segments of the transport book is it that you are mainly writing and whether that kind of rate environment is reasonably homogenous across the different subcategories?

Tom Brown:  We write trucks, long-haul trucks. We write buses and we write some commercial auto. And on the rate front, trucks probably a little less robust than the other two. Craig, you can comment.

Craig Kliethermes:  Yes. I would say most of the rate, we probably get it from the public sector. And it is a written area that probably needs it.

Mark Dwelle:  Okay. All right. That’s fine on that. And then the last question that I wanted to ask — you guys have indicated and have said and I think we have all modeled crop premiums go away this year. The amount that came out of the first quarter was probably a little bit greater than I had expected. But just wanted to verify my understanding. There was about $50 million of total premium. The second and the third quarters are going to be the greatest quarters for that and the first and the fourth will be the least quarters for that. Is that correct?

Craig Kliethermes:  That is correct.

Mark Dwelle:  Okay.

Craig Kliethermes:  And from our perspective, I think it was down about where we expected it to be. But it could be differences in your modeling when you look at it.

Mark Dwelle:  I’m sure my model was perfect. (laughter) No. I just wanted to clarify. It is just a small difference, but I just wanted to make sure I had the sequencing correct. Those are all my questions. Thank you.

Operator:  Jeff Schmidt, William Blair.

Jeff Schmidt:  Just want to talk about the competitive environment for surety. Are you seeing any new players enter that market there, other than, obviously, Berkshire is fairly new. But are you seeing anyone else trying to jump in there?

Mike Stone:  We have not seen anybody in the last — through this quarter, but certainly over the past year, we have seen a number of additions to the competitive landscape. Certainly, Berkshire is in there on the bigger stuff, so the larger accounts, where they have got quite a bit of capacity.

Jeff Schmidt:  Right. And are they rational in their pricing, I presume? Or are they —?

Mike Stone:  Why does everybody always presume that Buffett is rational? But yes, I think by and large, they are rational competitor as we think about competition in most areas. I think you will see that they will be rational over the cycle. Certainly, they are going to be in the larger premium items at this stage, given their fairly newness to the space.

Jeff Schmidt:  Yes. And then real quick on the transportation book. I know you touched on it a couple times. Could we get a sense, just roughly, how big that book is on a premium basis?

Tom Brown:  $70 million overall on an annualized basis. For the quarter, it was about $15 million.

Jeff Schmidt:  Got you. Okay, thank you.

Operator:  Mike Zaremski, Balyasny

Mike Zaremski:  Quick follow-up on the pricing versus loss cost comments from the prepared remarks. I think I understood the comments about loss cost trends remaining at benign levels.

But did you say risk-adjusted pricing levels were now declining a bit? Just hoping to clarify that. I guess, property versus casualty. And I did understand, obviously, that commercial auto is up.

Craig Kliethermes:  I think Mike talked about some decreases in our GL and maybe our umbrella side of the casualty. But overall, our casualty book was actually up about a point. Risk-adjusted rate change for the quarter. So we actually still did realize an overall increase for the quarter. Property, on a risk-adjusted basis, was down five points; however, the cat side of that, if you look at just the cat side, was down closer to double digits, rate — risk-adjusted rate change.

Mike Zaremski:  Perfect. Thank you.

Operator:  (Operator Instructions). Ken Billingsley, Compass Point.

Ken Billingsley:  Just wanted to ask a question on the crop insurance side and more on comments that you made in prior quarters. I believe you had said you were — be interested in getting back into the space, but your comment this quarter was that it wasn’t that profitable a (technical difficulty) any profit is a good profit. But can you talk about maybe has your opinion changed about that space? Are you still looking for opportunities there? Or are you looking elsewhere?

Mike Stone:  So my comment was really as a reinsurer, it was difficult to make an underwriting profit. It was — there is no cash that we have. If anything, it is negative cash. And at least the years in which we were in the business, it was basically breakeven, maybe a little bit of loss. The agricultural space, some areas around that, we would still be interested. But MPCI requires a big commitment. Those are scaled businesses, as we have seen. We like the little niche here and there, but not the amount of premium that — and exposure to that space that comes with being an MPCI AIP.

Ken Billingsley:  So when you are saying — when the crop reinsurance you were on before, were you quota or excess?

Craig Kliethermes:  It was a quota share arrangement. And I think what Mike said is on the MPCI and the hail program itself, we are probably not — I will never say never. If somebody presents us a deal that we can’t refuse and we still think it is — the economics are there — but overall, the economics in that program, I think, have declined significantly with some of the — with the government changes that they have made to the program. The rate reduction, the way the SRA, the reinsurance agreement works, it is not as — the margin is not as large as it used to be, particularly for someone that is a reinsurer — is acting as a reinsurer.

Now in the ag space in general, as Mike said, if we found an opportunity in the ag space — and also, that would include fringes around the current MPCI program. So as with any government program, they usually design it for the average person, but it doesn’t necessarily work for everyone. So if we found an opportunity and we have looked at a few to nibble around the edges of that program that would not be backed by the federal government and would be an independent program or the government program, we might take advantage of that opportunity if we see one present itself.

Ken Billingsley:  And are there any bases that is attractive?

Mike Stone:  Ken, can you speak up a little bit? Or get closer to the phone?

Ken Billingsley:  Is this any better?

Jon Michael:  That is better. Thank you.

Ken Billingsley:  I was having a little trouble with the phone earlier today as well. Are there any other spaces that you are currently in that you are looking to expand? I know you probably don’t want to say places that you are not actively in right now, but given the current market conditions, are there some opportunities there that you and others are likely taking advantage of right now?

Jon Michael:  Yes, we are constantly looking at opportunities, both organically, add-ons, small M&A, bigger M&A. So we are active in all of those things and probably more so than ever at looking at opportunities today. And I don’t want to give you any specifics of what we are looking at, but we are looking at a lot of different things across all segments. I will say that.

Ken Billingsley:  Okay. And lastly, you have historically been prudent underwriters. And with the preparation for 2015 and I’m sure at 2016, people are already looking at — I am going off of comments guys have made in the past. Are more people golfing now than before?

Jon Michael:  It is not Lake Wobegon here. We are not resting on laurels. So no, golf season has not started yet.

Ken Billingsley:  Okay. So there is still some opportunities to target. Nobody is out on the course yet.

Jon Michael:  Right.

Ken Billingsley:  Very good. Thank you.

Operator:  And with no further questions in the queue, I will turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Well, thank you all for joining us today. We had a good quarter — not a great quarter. Combined ratio was 89. That is RLI-like. We have had 10 years or more of 90 combined or lower. Adjusted for crop reinsurance, our premiums were actually up a little bit. It is a competitive environment across all of our segments, but we remain disciplined in this marketplace. Capital is abundant. It is driving pricing lower, especially on the low hanging fruit, like cat insurance — catastrophe insurance, that is wind and earthquake. So we are pleased with the quarter and we are working diligently to remain disciplined and in this marketplace. Thanks and we will talk to you again next quarter.

Operator:  Thank you. Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID of 7023958. This concludes our conference for today. Thank you all for participating and have a great day. All parties may now disconnect.

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